EXHIBIT 10.1
GAMING ENTERTAINMENT (DELAWARE) L.L.C.
MANAGEMENT REORGANIZATION AGREEMENT
     This Agreement, dated as of June 18th, 2007, is by and between:
     A. FULL HOUSE RESORTS, INC. (“FHR”), a Delaware corporation; and
     B. HARRINGTON RACEWAY, INC. (“HRI”), a Delaware corporation.
Recitals
     WHEREAS, pursuant to that certain limited liability company agreement dated December 29, 1995 (“GED’s Operating Agreement”), GTECH Gaming Subsidiary 1 Corporation (“GTECH 1”), a Delaware corporation, and GTECH Subsidiary 2 Corporation (“GTECH 2”) , a Delaware corporation, on the one hand, and Full House Subsidiary, Inc. (“FHS”) , a Delaware corporation, and Full House Joint Venture Subsidiary, Inc. (“FHNS”) , a New York corporation, on the other hand, agreed, as the then current members of Gaming Entertainment (Delaware), L.L.C. (“GED”), a Delaware limited liability company, to the terms pertinent to the operation of GED and their respective rights and obligations, as members, with reference to GED; and
     WHEREAS, the purpose of GED is, as documented by that certain January 31, 1996 Management Agreement, as amended to date between HRI and GED (the “Management Agreement”), to manage the video lottery slots business operation of HRI (such business component being hereinafter referred to as “Midway”); and
     WHEREAS, effective March 31, 2004, GTECH 1 and GTECH 2, with the consent of FHR, collectively assigned to HRI the respective rights and obligations of GTECH 1 and GTECH 2 under GED’s Operating Agreement, with HRI thereby succeeding GTECH 1 and GTECH 2, and being substituted therefore, as a 50% member of GED; and
     WHEREAS, subsequent to March 31, 2004, FHS and FHNS collectively assigned to FHR the respective rights and obligations of FHS and FHJVS under GED’s Operating Agreement, with FHR thereby succeeding FHS and FHNS, and being substituted therefore, as a 50% member of GED; and
     WHEREAS, as a result of the aforesaid assignments, FHR and HRI currently are the only members of GED, each being a 50% member thereof; and
     WHEREAS, FHR and HRI have negotiated certain terms and conditions, as hereinafter set forth, pursuant to which, notwithstanding the terms of GED’s Operating Agreement, HRI will assume exclusive authority over the day-to-day operation of GED (including, by way of example, rather than limitation, LED’s responsibilities under the terms of the Management Agreement); and
     WHEREAS, FHR and HRI, being the parties hereto, hereby desire to document the aforesaid terms and conditions.

     NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, as follows:
     1. Delegation to HRI of FHR Member Authority. Subject to the remaining terms of this Agreement, and in the absence of a Material Uncured Default by HRI with respect to HRI’s obligations hereunder, FHR hereby irrevocably grants to HRI the proxy of FHR, coupled with an interest, to manage all of the day-to-day operations of GED (including, by way of example rather than limitation, the LLC’s responsibilities under the terms of the Management Agreement). The preceding sentence to the contrary, the scope of the delegation intended by this paragraph 1 shall not extend to matters relating to Bruce McKee.
     2. Guaranteed FHR Member Distribution. During the Term of this Agreement, HRI has the right, exclusive of FHR to manage all of the day-to-day operations of GED, HRI shall cause GED to distribute to FHR a monthly member distribution calculated in accordance with the following terms of this paragraph 2.
          (a) The member distribution to which each of FHR and HRI heretofore have been entitled under the terms of the GED Operating Agreement has been calculated traditionally, as 50% of the gross management fee paid by HRI to GED pursuant to the terms of the Management Agreement, as modified to account for only the following adjustments and GED expenses: The aggregate salary, bonus, benefits and expenses (typical of those heretofore mutually budgeted and approved by FHR and HRI, as the members of GED and reasonably incurred) attributable to that person or persons performing in the position of the General Manager (the “General Manager”) of the HRI business component known, generally as Midway Slots and Simulcast (“Midway Slots”); the salaries and related payroll and benefit expenses, typical of those heretofore mutually budgeted and approved by FHR and HRI, as the members of GED, with respect to others performing services on behalf of GED (and, by way of clarification, whether such others are paid directly by GED or are paid by HRI but properly chargeable, in whole or in part and on an inter-company basis, as an expense to GED based upon the extent to which the services performed by such individuals substitute for services heretofore performed by personnel charged to GED (FHR and HRI agreeing that HRI may elect to have HRI personnel staff GED positions or perform services on behalf of GED, and mutually recognizing that the extent of such services (and the resulting cost thereof) may well increase commensurate with any expansion of Midway Slots); independent accountant fees and costs incurred in connection with the annual audit of GED’ s books and records and the preparation of GED ‘s annual financial statement; independent accountant fees and costs incurred in connection with the preparation of GED’s annual tax return filings (as well as any and audits by pertinent taxing authorities related to one or more such returns); and GED gross receipts taxes. The preceding sentence to the contrary notwithstanding:
               (i) In no event shall the adjustment thereby anticipated to account for salary, bonus, benefits and expenses pertinent to the General Manager or other persons chargeable to GED, as provided by the preceding sentence, exceed (subject to the single further adjustment specified clause (ii) of this subparagraph (a)) the salary, bonus, benefits and expenses pertinent to the General Manager or other such other persons for calendar year 2006 (the “2006

Aggregate Base Payroll Expense”), unless otherwise mutually approved by FHR and HRI; except that
               (ii) HRI shall be entitled, on an annual basis and without the consent of FHR, to increase the 2006 Aggregate Base Payroll Expense, on accumulative basis, by an amount equal to the following:
                    For the 2007 GED fiscal year, by a factor of 1.05.
                    (A) For the 2008 GED fiscal year, by a factor of 1.08.
                    (B) For the 2009 GED fiscal year, by a factor of 1.05.
                    (C) For the 2010 GED fiscal year, by a factor of 1.05.
                    (D) For the 2011 GED fiscal year, by a factor of 1.05.
                    (E) The FHR monthly member distribution, calculated as hereinabove provided is hereinafter referred to as the “Adjusted Monthly Fee Amount”; and FHR’s share thereof is hereinafter referred to as “FHR’s Adjusted Monthly Fee Entitlement”.
          (b) For purposes of computing the Adjusted Monthly Fee Amount, no costs, expenses, positions, functions or similar items which in the past have been incurred by HRI or persons or entities other than with reference to Midway Slots shall be transferred or assumed by or otherwise chargeable to GED or Midway Slots.
          (c) For purposes of calendar year 2007, FHR shall be entitled to receive from GED a monthly member distribution equal to the greater of: (i) FHR’s Adjusted Monthly Fee Entitlement for the pertinent month, as calculated above; or (ii) the average monthly distribution due FHR based upon the Minimum Annualized FHR Adjusted 50% Entitlement for calendar year 2007. In turn, the Minimum Annualized FHR Adjusted 50% Entitlement for calendar year 2007 shall be calculated, as follows:
               (i) The amount of FHR’s share of the net Management Fee pursuant to the Management Agreement actually paid to FHR for calendar year 2006 multiplied by a factor of 1.05.
               (ii) The parties intend that the Minimum Annualized FHR Adjusted 50% Entitlement will be reconciled, as follows, as of the beginning of each calendar quarter ending in March, June, September and December during the TERM, against the aggregate of the actual Adjusted Monthly Fee Amount distributed by GED to FHR, through the end of such calendar quarter, with respect to the pertinent calendar year.
                    (A) To the extent that the aggregate of the actual Adjusted Monthly Fee Amount distributed by GED to FHR through the end of such calendar quarter is a sum less than the sum of FHR’s Adjusted Monthly Fee Entitlement for the same calendar quarter, HRI shall cause GED to supplement the distribution due FHR for the final month of such calendar quarter by the amount necessary to reconcile the aggregate of the actual Adjusted Monthly Fee Amount distributed by GED to FHR, through the end of such calendar quarter is a sum less than the sum of FHR’s Adjusted Monthly Fee Entitlement for the same calendar quarter; and
                    (B) To the extent that the aggregate of the actual Adjusted Monthly Fee Amount distributed by GED to FHR, through the end of such calendar quarter is a sum more than the sum of FHR’s Adjusted Monthly Fee Entitlement for the same calendar quarter, HRI shall be entitled to cause GED to deduct from the distribution due FHR for the final month of such calendar quarter such that the aggregate of the actual Adjusted Monthly Fee Amount distributed by GED to FHR, through the end of such calendar quarter is equal to the sum of FHR’s Adjusted Monthly Fee Entitlement for the same calendar quarter.
               (iii) The parties further anticipate that the aforesaid calculations may require a final adjustment and reconciliation adjustment as soon as GED closes its books for a particular calendar year, such adjustment to occur with the first FHR’s Adjusted Monthly Fee Entitlement payment occurring subsequent to the date when such adjustment is finally calculated.
               (iv) FHR shall have the right, at FHR’s expense, to audit the financial books and records of GED and Midway Slots and to inspect the financial books and records of GED and Midway in order to verify that the Adjusted Monthly Fee Amount has been properly calculated, provided that such inspection or audit shall be conducted during normal business hours and with advance notice from FHR to HRI at least five (5) business days prior to the requested inspection time. In addition HRI shall continue to provide to FHR upon its preparation the Monthly Financial Review as presented to the Midway Oversight Board. In addition, HRI shall provide to FHR a copy of the annual audit report and any other audit reports prepared for GED and/or Midway Slots within five (5) days of the issuance of the report, which audit and report shall be conducted by a PCAOB registered auditing firm.
               (v) HRI shall provide to FHR a copy of an preliminary, interim, final, modified, amended or supplemental report of the results of the Horty and Harty forensic investigation within five (5) business days of the issuance of such report. In the event the report is verbal, HRI shall provide FHR with an accurate and detailed summary of the oral report.
          (d) For purposes of each of calendar years 2008 through 2011, FHR shall be entitled, subject to a quarterly reconciliation adjustment with respect to such year calculated in the same manner specified by subparagraph (b)(iii) with reference to calendar year 2007, to receive from GED a monthly member distribution equal to the greater of: (i) FHR’s Adjusted Monthly Fee Entitlement for the pertinent month or (ii) the average monthly distribution due FHR based upon the Minimum Annualized FHR Adjusted 50% Entitlement for such calendar year, computed with respect to such calendar year in accordance with the procedure established for purposes of calendar year 2007 by subparagraph (b); provided, however, that the 1.05 multiplier specified by subparagraph (b)(ii) shall, for purposes of calendar year 2008 only, instead be a multiplier of 1.08.

          (e) HRI shall cause GED to disburse to FHR each Adjusted Monthly Fee Entitlement on or before the fourth (4th) Thursday (the “Due Date”) of the calendar month immediately following the calendar month with respect to which such distribution was calculated; provided, however, that such Due Date shall be automatically extended, on “a day for a day” basis, in the event that such 4th Thursday is a recognized Federal holiday or State of Delaware holiday or an Act of God (e.g., extraordinary weather, power interruption, etc.) prevent HRI from operating in the normal course of its business; and, if GED fails to make a timely distribution to FUR, as required by the terms of this Agreement, and HRI fails, within five (5) calendar days, to cause GED to correct the same, FHR shall be entitled, for each seven (7) calendar day period occurring between the due date for the delinquent distribution and the date when the distribution to FHR does occur, to a cumulative late payment penalty equal in amount to five percent (5%) of the delinquent distribution amount, provided that the acceptance of payment by FHR later than the Due Date shall not constitute or be deemed a waiver of the right to receive payment on the Due Date.
     3. Term. Unless the parties hereto otherwise mutually agree or either parry, acting in accordance with the terms of this Agreement, terminates or causes the Term of this Agreement to accelerate, the Term of this Agreement shall be coextensive with and terminate as of the expiration of the terra of the Management Agreement, namely: August 31, 2011.
     4. Confidentiality. Neither party hereto shall, prior to the preparation of a mutually acceptable statement, and parameters pertinent to its dissemination, disclose to any third party (other than the disclosing party’s counsel and financial advisors) the execution or terms of this Agreement; provided, however, that this covenant shall not preclude disclosure required by any governmental authority (including, by way of emphasis and not limitation, the Securities & Exchange Commission, the Delaware Lottery Office, the Delaware Video Lottery Enforcement Unit, and Federal or State taxing authorities)
     5. Compliance. HRI hereby agrees, with reference to FHR’s Nevada Foreign Gaming Reporting Compliance obligations pertinent to Midway operations during the term of this Agreement, to furnish the following to FHR:
          (a) On a calendar quarter basis, commencing with the calendar quarter ending on June 30, 2007 and for each calendar quarter thereafter through the partial calendar quarter ending on August 31, 2011, the information, for such reporting calendar quarter, necessary reasonably to respond to the “Quarterly Report” form attached hereto as Exhibit 5(a) (such submission being due on or before or before the 15th day of the second full calendar month immediately following the close of the pertinent quarterly reporting period); and
          (b) On a calendar year basis, commencing with the calendar year ending on December 31, 2007 and for each calendar year thereafter through the partial calendar year ending on August 31, 2011, the information, for such reporting calendar year, necessary reasonably to respond to the “Annual Report” form attached hereto as Exhibit 5(b) (such submission being due on or before or before the 1st day of the second full calendar month immediately following the close of the pertinent yearly reporting period).

     6. Indemnification. HRI hereby agrees to defend, indemnify and hold harmless FHR, its employees, agents or servants, from and against any and all liability, of any kind whatsoever with respect to any claim, action or other proceeding asserting or establishing liability, in whole or in part, on the part of FHR and pertaining to the operation of GED at any time prior to or subsequent to the execution of this Agreement; provided, however, that such indenuufication obligation shall not extend to liability arising as a result of willful misconduct of FHR, its employees, agents or servants.
     7. Default.
          (a) The following shall be Events of Default:
               (i) The failure by HRI to make any payment on the Due Date.
               (ii) The breach by HRI of any other HRI covenant under the terms of this Agreement.
               (iii) The filing of a petition in bankruptcy by or against any of HRI, GED or Midway Slots, provided that any bankruptcy petition filed against such entity remains pending and not dismissed 30 days after the date of Order of Relief, or any composition of creditors, assignment for the benefit of creditors or proceeding for the protection of or relief from creditors filed by or against HRI, GED or Midway Slots.
          (b) Upon the occurrence of an Event of Default, the parties shall have the following rights:
               (i) Upon the failure to make payment when due by Hi l or an event under paragraph 6(a)(iii), the total amount of the Minimum Annualized FHR Adjusted 50% Entitlement for the remaining Term shall be immediately due and payable; provided, however, that nothing herein shall relieve or absolve HRI of the obligation to pay the actual Adjusted Monthly Fee Entitlement due to FHR for the remainder of the Term.
               (ii) Upon the occurrence of any other default, there shall be a fifteen (15) day right of cure following written notice received from the aggrieved party. In the absence of a cure, the parties shall submit the breach to arbitration as provided below for enforcement of the provision breached.
          (c) For purposes of this Agreement, “Material Uncured Breach” shall mean any event which allows the rights provided in subparagraph (b) of this paragraph 7.
     8. Arbitration.
          (a) Except for any non-payment of moneys due, for which immediate resort to a court of competent jurisdiction may be had, any other claim or controversy arising between the Members or Affiliates thereof pursuant to or connected with this Agreement, shall be submitted to binding arbitration proceedings to be conducted in Kent County, Delaware and pursuant to the rules of Commercial Arbitration of the American Arbitration Association. Any such arbitration shall be conducted by one arbitrator as selected by the parties. In the event that the parties cannot agree on one arbitrator, each party shall select one arbitrator and the two selected arbitrators shall jointly select a third, who shall preside over the proceedings, in which case a majority decision of the three arbitrators shall be final and binding. The preceding sentence to the contrary notwithstanding, either party hereto shall be entitled, in order to enforce any arbitration award granted to such party pursuant to proceedings undertaken pursuant to the terms of this paragraph 7, to pursue any and all available remedies, at law or in equity (including, without limitation, the remedy of injunctive relief).
          (b) The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.
          (c) The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any parry shall not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
          (d) Each party in any arbitration or litigation shall be entitled, as determined by the arbitrator or court (as the case may be), to recover all costs reasonably incurred by such parry in connection with such proceeding, including attorneys fees, and interest at the then current statutory “judgment rate” under applicable Delaware law.
     9. Notice. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail or by recognized overnight delivery service, as follows:
If to FHR:
Full House Resorts, Inc.
4670 So. Fort Apache Road,
Suite 190 Las Vegas, Nevada 89147
Attention: Andre M. Hilliou, CEO
With a copy to: Thomas D. Walsh, Esq.
Fox Rothschild LLP
919 North Market Street Suite 1300
P.O. Box 2323
Wilmington, DE 19899-2323

If to HRI:
Harrington Raceway, Inc.
15 West Rider Road
Harrington, Delaware 19952
Attention: Patricia B. Key,
Chief Operating Officer
& Chief Financial Officer
With a copy to:
Young Conaway Stargatt & Taylor, LLP
Attention: Robert L. Thomas, Esquire 110 W. Pine Street P.
O. Box 894
Georgetown, DE 19947
All such notices shall be deemed to have been given when received. Either party may modify the address or person to be notified by written notice to the other delivered in accordance with this paragraph.
     10. Interpretation. This Agreement shall be read in conjunction with the GED Operating Agreement and the Management Agreement, the intention of the parties being that the respective terms of such separate documents shall reconcile with one another. To the extent that terms of this Agreement irreconcilably conflict with the terms of the GED Operating Agreement, the terms of this Agreement shall control; and, to the extent that the terms of this Agreement irreconcilably conflict with the terms of the Management Agreement, the terms of the Management Agreement shall control.
     11. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall he construed in all respects as if such invalid or unenforceable provision were omitted.
     12. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.
     13. Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     14. Amendment and Waiver. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by both parties. No waiver by either Party of any default, misrepresentation, or breach of any covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     15. Governing Law. This Agreement and the rights of the parties hereunder shall he interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall he governed by such laws without regard to principles of conflict of laws.
     16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of ail of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Witness/Attest:	FULL HOUSE RESORTS, INC.

	By: /s/ Mark J. Miller	(Seal)
Name: Mark J. Miller
Title: Sr. V.P. & CFO

Witness/Attest:	HARRINGTON RACEWAY, INC.

	By: /s/ Eugene H. Bayard	(Seal)
Name: Eugene H. Bayard
Title: Chairman

GAMING ENTERTAINMENT (DELAWARE) L.L.C.
MANAGEMENT REORGANIZATION AGREEMENT
Exhibit 5(a)
Quarterly Reporting Form

HARRINGTON RACEWAY, INC.
QUARTERLY REPORT
TO ASSIST FULL HOUSE RESORTS, INC.
IN ITS NEVADA FOREIGN GAMING REPORTING COMPLIANCE
     1. Quarterly Report
          (a) Changes in Ownership or Control. Describe any changes in ownership or control of any interest in Harrington Raceway, Inc, which is in an amount greater than 4% of the outstanding shares of Harrington Raceway, Inc.. For individuals, please state their name, date of birth, social security number, business and residence addresses, and title and duties, if any, with Midway Slots.
          If none, CHECK HERE ☐.
          (b) Changes in Officers, Directors or Key Employees. Describe any changes in officers, directors or key employees of Harrington Raceway, inc. or Midway Slots earning $75,000 or more. For individuals, please state their name, date of birth, social security number, business and residence addresses, and title and duties with Midway Slots.
          If none, CHECK HERE ☐.
          (c) Gaming Complaints, Disputes and Disciplinary Actions Related to Gaming. List and describe in detail all complaints, disputes, orders to show cause and disciplinary actions related to gaming, instituted or presided over by an entity of the United States, a state or any other governmental jurisdiction concerning the foreign operation. For each matter, please provide details of the factual and legal basis for such actions, the case number, the identity of the jurisdiction, the name of the regulatory agency and the position of Harrington Raceway, Inc. regarding the matter (to wit, contest citation, agree with cited violation, agree that violation occurred, but not severity, etc.)
          If none, CHECK HERE ☐.

          (d) Employee Arrests. List and describe in detail any arrest of any employee of Midway Slots or Harrington Raceway, Inc. involving cheating or theft related to gaming. For each matter, provide the employee name, date of birth, social security number, business and residence address, title and duties with Harrington or Midway Also provide the factual and legal basis for such arrest, case number, the identity of the jurisdiction, the name of the regulatory agency and the position of Harrington Raceway regarding the matter (as in previous question).
          If none, CHECK HERE ☐.
          (e) Arrest/Conviction of Officer, Director, Key Employee or Equity Owner. List and describe in detail any arrest or conviction of an officer, director, key employee (earning $75,000 or more) or equity owner of the foreign operation for an offense that would constitute a gross misdemeanor or felony in Nevada. For each matter, provide the individuals name, date of birth, social security number, business and residence addresses, title and duties with the foreign operation. Also provide the factual and legal basis for such arrest/conviction, case number, the identity of the jurisdiction, the name of the regulatory agency and the Nevada licensee’s position regarding the matter.
          If none, CHECK HERE ☐.
     Number of additional pages attached hereto: ___
     I certify that the information in this Quarterly Report is true and correct and that I am authorized to issue this certified report on behalf of Harrington Raceway, Inc.

GAMING ENTERTAINMENT (DELAWARE) L.L.C. MANAGEMENT
REORGANIZATION AGREEMENT
Exhibit 5(b)
Annual Reporting Form

HARRINGTON RACEWAY, INC.
ANNUAL REPORT
TO ASSIST FULL HOUSE RESORTS, INC.
IN ITS NEVADA FOREIGN GAMING REPORTING COMPLIANCE
1. Annual Report
          (a) Compliance with, or Revisions or Modifications to Systems of Accounting, Internal Controls and Audit Procedures. Identify any non- compliance by Midway Slots with its Systems of Accounting, Internal Controls and Audit Procedures. Attach any supporting documentation regarding the review of these systems. State and detail any revisions or modifications to Midway Slots’ Systems of Accounting, Internal Controls and Audit Procedures.
If none, CHECK HERE ☐.
          (b) Compliance with, or Revisions or Modifications to Surveillance Procedures. Identify any non- compliance by Midway Slots with its Surveillance Procedures. Attach any supporting documentation regarding the review of these systems. State and detail any revisions or modifications to Midway Slots’ surveillance procedures.
If none, CHECK HERE ☐.
Number of additional pages attached hereto: ____, _____
     I certify that the information in this Annual Report is true and correct and that I am authorized to issue this certified report on behalf of Harrington Raceway, Inc.